UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 25, 2010

Commission file number 000-53394

ACCELERATED ACQUISITIONS V, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-2517798

(State or other jurisdiction of	(I.R.S. employer
incorporation or formation)	identification number)

c/o Accelerated Venture Partners
1840 Gateway Drive, Suite 200
Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (650) 283-2653
facsimile number: (310) 362-8887

Copies to:
Robert L. B. Diener, Esq.
Law Offices of Robert L. B. Diener
122 Ocean Park Blvd., Suite 307
Santa Monica, CA 90405
(310) 396-1691

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On March 22, 2010, (a) Richard K. Aland (“Purchaser”) agreed to acquire 23,907,138 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share and (b) Donald Kelly agreed to acquire 4,218,907 shares of the common stock par value $0.0001 (collectively, the “Shares”) for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 1,979,760 of its their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, Messrs. Aland and Kelly owned 76.75% and 13.54%  of the Company’s 31,146,285 issued and outstanding shares of common stock, respectively, and the holdings of Accelerated Venture Partners, LLC were reduced to approximately 9.69% of the Company’s total issued and outstanding common shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Messrs. Aland and Kelly were simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchasers used their working capital to acquire the Shares. The Purchasers did not borrow any funds to acquire the Shares.

Prior to the purchase of the Shares, the Purchasers were not affiliated with the Company. However, the Purchasers will be deemed affiliates of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the Shares by the Purchasers was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the Shares in exchange for the cash payment.

Concurrent with the sale of the Shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Demand Pooling Global Services, Inc.”.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On March 25, 2010, concurrent with the consummation of the share purchase by the Purchasers, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  The officer and director resignations became effective on that date.  Simultaneously, the Board appointed and elected Richard K. Aland to the office of CEO and treasurer and a director of the Company and Donald Kelly to the office of COO and Secretary and a director of the Company.

Richard K. Aland became CEO, Treasurer and a director of the Company in March 2010. Prior to founding Demand Pooling Global Services, LLC (“DEPO”), Mr. Aland was an investment banker for 25 years specializing in solving the financial needs of state and local government entities, including a variety of transit agency, airport, stadium, arena and convention center projects. He has been a leader in the municipal finance industry in creating innovative financing techniques, complex leasing structures, and public/private partnerships. Before founding DEPO, he also served as managing director for Innovative Financial Services Inc. (“IFS”) where he was responsible for new business development, adapting innovative and proprietary financing concepts and creative applications of traditional financing approaches. While at IFS he developed public/private partnerships and private sector approaches for the financing of large scale 9 hotels, toll roads, stadiums, convention centers and other projects in Dallas, Denver, Kansas City, Houston, Tampa and others. Prior to IFS, he served as vice president and manager of the southwestern U.S. public finance department for Salomon Brothers Inc. and as vice president of public finance at Goldman, Sachs and Co. He also was vice president of the investment banking firms of Kuhn, Loeb and Co. and UBS-DB Corp., a Union Bank of Switzerland-Deutsche Bank joint venture where his focus was on international corporate finance.  Mr. Aland earned an M.B.A. in finance from the University of Michigan and completed the coursework for a doctorate in finance and international business at Columbia University. He also holds a B.B.A. in finance and accounting from the University of Michigan.

Donald Kelly became COO, Secretary and a director of the Company in March 2010. Mr. Kelly began career as a Consultant with General Electric Company for over 12 years, during which he held various positions in sales, marketing and finance, rising to the level of Regional Vice President. In 1989, he joined Cap Gemini Sogetti, where he was appointed to the Operating Board for the US and a General Manager of the worldwide group. He held leadership responsibilities for the Energy and Healthcare Sectors and full business operations responsibility for the Southern US. In 1994, Mr. Kelly founded Ultimate Software Company of Texas, where he was the CEO and General Partner for the Texas Distribution Company, which was later successfully taken Public (ULTI) in 1998. Mr. Kelly returned to the Consulting arena in 1998, joining Reliance Consulting Group as a General Manager and Member of the Operating Board. He held responsibilities for the Healthcare and Energy Sectors as well as the operating responsibilities for the Southwest and Western US. Mr. Kelly is heavily involved with various Charities, specifically, Special Care and Career Services of Dallas and Angel Flight where he holds seats on the Board of Governors. He has focused his energies on the care and improvement of the quality of life for those in need.

ITEM 9.01.	EXHIBITS

(d)  Exhibits

Number	Description
10.1	Subscription Agreement, dated as of March 22, 2010 by and among Accelerated Acquisitions V, Inc. and Richard K. Aland.

10.2	Subscription Agreement, dated as of March 22, 2010 by and among Accelerated Acquisitions V, Inc. and Donald Kelly.

10.3	Letter dated March 25, 2010, from Accelerated Venture Partners, LLC to Accelerated Acquisitions V, Inc. regarding the tender of shares for cancellation.

10.4	Letter of resignation tendered by Timothy Neher on March 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2010.

ACCELERATED ACQUISITIONS V, INC.

/s/ Richard K. Aland
Richard K. Aland
CEO